Exhibit 99.1

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

PMA Capital Announces Second Quarter 2003 Results
and Declares Regular Quarterly Dividend

•

 2ndquarter 2003 net income was $12.2 million, or 39 cents per diluted share, bringing year-to-date net income to $22.9 million, or 73 cents per diluted share; Net income includes after-tax net realized investment gains of $2.9 million, or 9 cents per diluted share, for second quarter 2003 and $5.7 million, or 18 cents per diluted share, year-to-date

•	Year-to-date gross written premiums were $781.6 million; year-to-date net written premiums rose 9% to $641.5 million

•	Book value per share, including net unrealized gains on investments, increased to $19.72 at June 30, 2003

•

During the second quarter of 2003, we issued $90 million of new debt, which was used primarily to replace our bank credit facility and to enhance the statutory capital and surplus of our reinsurance subsidiary

Philadelphia, PA, August 5, 2003 — PMA Capital (NASDAQ: PMACA) today announced net income of $12.2 million, or 39 cents per diluted share, for the second quarter of 2003, compared with a net loss of $29.7 million, or 95 cents per diluted share, for the second quarter of 2002. For the six months ended June 30, 2003, we recorded net income of $22.9 million, or 73 cents per diluted share, compared to a net loss of $47.0 million, or $1.50 per diluted share for the same period last year.

Included in net income for the second quarter and the first six months of 2003 were after-tax net realized investment gains of $2.9 million, or 9 cents per diluted share, and $5.7 million, or 18 cents per diluted share, compared to after-tax net realized losses of $11.4 million, or 36 cents per diluted share, and $10.5 million, or 33 cents per diluted share, for the same periods last year. The realized losses in 2002 reflect impairment losses of $10.3 million after-tax on fixed income securities, including $9.2 million for WorldCom.

The net loss for the second quarter of 2002 included a charge of approximately $28 million after-tax ($43 million pre-tax) for costs to exit from and run off business written by the Run-off Operations (formerly known as the Caliber One operating segment) that we exited in May 2002. The net loss for the first six months of 2002 also included prior year loss development of approximately $26 million after-tax ($40 million pre-tax) at the Run-off Operations in the first quarter of 2002.

Revenues

Revenues for the second quarter of 2003 and 2002 were $312.6 million and $284.1 million, respectively. For the first six months of 2003, revenues were $615.7 million, compared to $511.5 million for the same period in 2002. The 10% and 20% increase in revenues for the quarter and year-to-date periods reflect higher net premiums earned due to rate increases over the past few years. Additionally, pre-tax net realized investment gains were $4.5 million and $8.8 million for the second quarter and first six months of 2003, compared to pre-tax net realized investment losses of $17.6 million and $16.2 million for the same periods last year.

Written Premiums

For the second quarter of 2003, net written premiums were $290.7 million, compared to $302.5 million for the same period last year. For the first six months of 2003, net premiums written increased 9% to $641.5 million, compared to $591.1 million for the same period last year. Growth in written premiums for 2003 primarily reflects continued rate improvements throughout our commercial insurance and reinsurance businesses. Net premiums written for 2002 included approximately $44 million at PMA Re resulting from a change in the second quarter of 2002 of our estimate of ultimate premiums for the 2000 and 2001 underwriting years due to stronger than expected premium growth from our treaty ceding companies for those years.

Financial Condition

Total assets were $4.5 billion as of June 30, 2003, compared to $4.1 billion as of December 31, 2002. Shareholders’ equity was $617.7 million as of June 30, 2003, compared with $581.4 million as of December 31, 2002.

Book value per share was $19.72 as of June 30, 2003, compared with $18.56 as of December 31, 2002. Net unrealized gains on fixed maturities increased to $52.7 million after-tax, or $1.68 per share, as of June 30, 2003, compared to $33.3 million, or $1.06 per share at year-end 2002, reflecting the declining interest rate environment.

As of June 30, 2003, total outstanding debt was $176.3 million, compared to $151.3 million at December 31, 2002. In the second quarter of 2003, we sold $32.5 million of 30-year trust preferred securities and $57.5 million of 15-year senior notes. We used the net proceeds of approximately $87 million from these transactions primarily to repay $45 million outstanding under our bank credit facility and to increase the statutory capital and surplus of our reinsurance subsidiary.

Commenting on the company’s recent capital raising efforts, John W. Smithson, PMA Capital’s President and Chief Executive Officer, stated, “We are very pleased that we have been able to continue to execute on our capital plan and significantly enhance the long-term nature of our capital base. Our debt to capital ratio now stands at 22% and we have no bank debt. We believe that we have the capital base to support our businesses in the continuing favorable underwriting environment. Although we believe our existing capital base will provide us with a strong platform to continue to participate in this favorable underwriting cycle, we will continue to monitor our capital structure in light of market opportunities in our businesses.”

Segment Operating Results

Operating income (loss), which we define as net income (loss) under generally accepted accounting principles (GAAP) excluding net realized investment gains and losses, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our insurance businesses. Accordingly, we report operating income by segment in the disclosures required under SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.” Our management and Board of Directors use operating income (loss) as the measure of financial performance for our insurance operations because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations. A reconciliation of our operating results as discussed below to GAAP net income (loss) is provided below.

	Three months ended June 30, (unaudited)		Six months ended June 30, (unaudited)
(Dollars in thousands)	2003	2002	2003	2002

Pre-tax operating income (loss):
PMA Re	$13,107	$13,769	$21,684	$26,706
The PMA Insurance Group	6,838	6,387	15,178	12,794
Corporate & Other	(5,564)	(3,747)	(10,238)	(7,980)
Run-off Operations	(3)	(44,407)	(2)	(87,495)
Net realized investment gains (losses)	4,451	(17,552)	8,806	(16,160)

Pre-tax income (loss)	18,829	(45,550)	35,428	(72,135)
Income tax expense (benefit)	6,662	(15,801)	12,559	(25,139)

Net income (loss)	$12,167	$(29,749)	$22,869	$(46,996)

“We continue to see favorable market conditions characterized by firming and adequate pricing in our major lines of business. For many lines of business, 2003 represents the third round of price increases in as many years, with nearly every segment of the market experiencing three rounds of double-digit rate increases since 2000. So far in 2003, rate increases continue to be strong at The PMA Insurance Group, with our workers’ compensation business achieving 11% price increases and our other commercial lines going up by 16%. For PMA Re, premiums increased approximately 30% on Traditional-Treaty and Specialty-Treaty business that we renewed through the first half of 2003,” commented Smithson.

Smithson continued, “Our underwriting profitability improved due to the continued strong pricing environment reflected in the 2003 earned premium, which more than offset approximately $10 million of net reserve additions for prior accident years in the quarter. PMA Re’s combined ratio improved by more than three points to 97.0 for the second quarter of 2003, compared to the same period last year. For the six months ended June 30, 2003 PMA Re’s combined ratio was 98.5, which is a 1.9-point improvement over the comparable result last year. Likewise, The PMA Insurance Group bettered an already impressive combined ratio by nearly two points, bringing the combined ratio down to 101.6 for the first half of 2003. Tempering the quarterly and year-to-date improvement in underwriting results was a lower amount of net investment income.”

PMA Re

PMA Re reported pre-tax operating income of $13.1 million and $21.7 million for the second quarter and first six months of 2003, compared to $13.8 million and $26.7 million for the same periods last year. Our performance relative to last year reflects improved underwriting results reflecting the firming market and good pricing that was more than offset by lower net investment income.

Net premiums written were $172.5 million and $331.0 million for the three and six months ended June 30, 2003, compared with $209.0 million and $299.3 million for the same periods in 2002. Net premiums written for the second quarter and first six months of 2002 included approximately $44 million resulting from a change in our estimate of ultimate premiums written due to stronger than expected premium growth from our treaty ceding companies in the 2000 and 2001 underwriting years. In addition, net premiums written increased approximately 5% for the second quarter and 30% for the first six months of 2003, compared to the same periods last year. The year-to-date increase primarily reflects higher premiums in the Traditional and Specialty-Treaty units, driven mainly by rate increases. Such increases, as measured by the level of premium increase on renewed in-force business, averaged approximately 30% on PMA Re’s Traditional-Treaty and Specialty-Treaty products so far in 2003. Partially offsetting the increase was a decline in net premiums written by the Finite Risk and Financial Products unit, reflecting the effect of a new retrocessional contract.

The combined ratio on a GAAP basis was 97.0% and 98.5% for the second quarter and first six months of 2003, compared with 100.3% and 100.4% for the same periods last year. The combined ratios for 2003 reflect the favorable effect of improved current accident year loss ratios, partially offset by net reserve additions of approximately six and one-half points for prior accident years, mainly 1999 and 2000.

Net investment income was $8.6 million and $17.0 million for the second quarter and first six months of 2003, compared with $14.1 million and $27.9 million for the same periods last year. The decline in net investment income is due to lower interest income on a growing invested asset base reflecting lower yields, and lower interest earned on funds held assets.

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $6.8 million and $15.2 million for the second quarter and first six months of 2003, compared to $6.4 million and $12.8 million for the same periods last year. The increases are primarily due to improved underwriting results, partially offset by lower investment income.

Net premiums written increased 43% to $119.4 million for the second quarter of 2003, compared with $83.6 million for the second quarter of 2002. Net premiums written increased 21% to $313.7 million for the first six months of 2003, compared with $260.1 million for the comparable period last year. The growth in premiums primarily reflects improved pricing in all lines of insurance business underwritten by The PMA Insurance Group and, to a lesser extent, an increase in the volume of risks underwritten.

The combined ratio on a GAAP basis in 2003 was 101.9% for the second quarter and 101.6% for the first six months of 2003, both of which improved from the corresponding periods last year when the GAAP combined ratio was 103.1% and 103.4%, respectively.

Net investment income was $8.2 million and $16.5 million for the second quarter and first six months of 2003, compared to $9.2 million and $18.0 million for the comparable periods of 2002. The declines in net investment income reflect lower invested asset yields, partially offset by a higher invested asset base.

Corporate and Other

The Corporate and Other segment includes unallocated investment income and expenses, including debt service. Corporate and Other recorded pre-tax operating losses of $5.6 million and $10.2 million for the three and six months ended June 30, 2003, respectively, compared to pre-tax operating losses of $3.7 million and $8.0 million for the same periods last year. Interest expense for the three and six months ended June 30, 2003 increased by $1.7 million and $2.9 million over the comparable periods last year, primarily due to a higher average amount of debt outstanding in 2003, compared with last year.

Since July 1, 2002, we have issued $176 million of new debt and we have retired our $65 million bank credit facility. In the fourth quarter of 2002, we sold $86.25 million of 4.25% convertible debt and in the second quarter of 2003, we sold $57.5 million of 8.50% senior notes and $32.5 million of trust preferred securities that bear interest at 6.75%.

Run-off Operations

In May 2002, we announced our decision to withdraw from the excess and surplus lines marketplace previously served by our Caliber One operating segment. As a result of the decision to exit this business, this segment’s results have been reported as Run-off Operations. The results for Run-off Operations were essentially breakeven for the three and six months ended June 30, 2003.

The Run-off Operations recorded a pre-tax operating loss of $44.4 million in the second quarter of 2002, which includes a charge of approximately $43 million pre-tax for costs to exit from and run off this business. For the first six months of 2002, pre-tax operating losses for the Run-off Operations were $87.5 million and included approximately $40 million for prior year loss development in the first quarter of 2002 principally related to certain casualty lines of business; and the $43 million charge to exit from and run-off this business.

Business Outlook

Our current expectation is that full year 2003 consolidated premiums for PMA Re and The PMA Insurance Group will increase by approximately 10-15% over 2002 levels. In addition, we expect that the consolidated combined ratio for full year 2003 at PMA Re and The PMA Insurance Group will be approximately equal to the combined ratio achieved in the first half of 2003. This reflects our expectation for continued strong results from the 2001, 2002 and 2003 underwriting years and our current view of the 1998 to 2000 business.

As we have experienced through the first six months of 2003, our invested asset base has grown as underwriting year premiums have been earned and collected. However, investment income is expected to be constrained in 2003 due to the low interest rate environment and the likelihood that interest rates will remain at these low levels through the end of 2003. We do not anticipate changing our current investment strategies due to the present interest rate environment.

Based on management’s current expectations, our estimated range of consolidated after-tax operating income for 2003 is between $1.40 and $1.50 per diluted share. Our range of estimated operating earnings per share for 2003 assumes that rate adequacy will continue; that loss trends run as expected, excluding catastrophes; and that recorded loss reserves for prior accident years are adequate. In addition, our earnings expectations reflect our current view of anticipated investment income in a lower interest rate environment. Our 2003 earnings per share estimate does not reflect any dilution from our 4.25% convertible senior debentures. If you were to assume conversion of this debt, then our earnings per share figures would be lower by about 10%.

We are unable to provide a reasonable estimate of the range of GAAP net income per share because this would require us to forecast net realized investment gains and losses, which are included in GAAP net income but excluded from operating income. Net realized investment gains were 18 cents per diluted share for the first half of 2003. We are unable to reasonably estimate net realized investment gains and losses for any future period, including the next six months, because they are unpredictable and not necessarily indicative of our current operating fundamentals or our future performance. In addition, in many instances, decisions to buy and sell securities are made for reasons unrelated to our operating businesses and are made at the holding company level in part due to credit concerns or overall changes in the fixed income markets.

The foregoing statements are forward-looking, and actual results may differ materially. Please see the Cautionary Statements that follow for the factors that may cause actual results to differ materially from our current expectations.

Status of Business Outlook

Our corporate representatives authorized to speak on our behalf may meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, our spokespersons may reiterate the Business Outlook published in this press release. At the same time, we will keep this press release, including this Business Outlook, publicly available on our website at www.pmacapital.com. Prior to the start of the Quiet Period (described below), the public can continue to rely on this Business Outlook as still being our current expectation on matters covered, unless we publish a press release stating otherwise.

Beginning on approximately October 16, 2003, we will observe a “Quiet Period” during which the Business Outlook as provided in this press release and our Form 10-Q for the quarter ended June 30, 2003 no longer constitute management’s current expectations. During the Quiet Period, the Business Outlook in these documents should be considered historical, speaking as of prior to the beginning of the Quiet Period only and should not be relied upon. We expressly disclaim any current intention to update our Business Outlook during the Quiet Period. During the Quiet Period, our spokespersons will not comment on the Business Outlook or our financial results or expectations other than through a press release or other publicly available document. The Quiet Period will last until approximately October 30, 2003, which is when we currently expect to announce our third quarter 2003 results.

Quarterly Dividends

We also announced today that our Board of Directors declared a regular quarterly dividend on our Class A Common Stock of $0.105 per share to shareholders of record on September 17, 2003. The dividend will be paid on October 1, 2003. We have paid dividends to our shareholders every year since the company was formed in 1915.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Wednesday, August 6th to review our second quarter 2003 results and to provide our outlook for full year 2003. The conference call will be available via a live webcast over the Internet at www.pmacapital.com by entering the Investor Information section, clicking on News Releases and then clicking on the microphone icon. Please note that by accessing the conference call via the Internet, you will be in a listen-only mode. The call-in numbers for the conference call are as follows:

Live Call	Replay
888-614-6579 (Domestic)	800-615-3210 (Domestic)
952-556-1530 (International)	703-326-3020 (International)

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay along with the passcode 208446. The replay will be available from approximately 11:30 a.m. Eastern Time on Wednesday, August 6th until 11:59 p.m. Eastern Time on Tuesday, August 12th.

Quarterly Statistical Supplement

Our Second Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website. Please see the Investor Information section of our website at http://www.pmacapital.com. You may also obtain a copy of this supplement by sending your request to:

        Albert Ciavardelli
        Vice President – Finance
        PMA Capital Corporation
        1735 Market Street
        Philadelphia, PA 19103

Alternatively, you may submit your request by telephone (215.665.5063) or by e-mail to aciavardelli@pmacapital.com.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include property and casualty reinsurance, underwritten and marketed through PMA Re, and workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF
THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release, including in the Business Outlook section and made by John W. Smithson, and oral statements made by individuals authorized to speak on behalf of PMA Capital Corporation that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and our current operating plans based on assumptions regarding future events. Our actual results could differ materially from those expected by our management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;

•

 regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct our business;

•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;

•	ability to implement and maintain rate increases;

•	the effect of changes in workers’compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;

•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;

•

the effect on our reinsurance premium writings if we are unable to attract and retain business, particularly facultative reinsurance and treaty reinsurance for cedants with a very high level of surplus, as a result of the lowering of our financial strength rating by A.M Best to “A- (Excellent)”in February 2003;

•	the lowering or loss of one or more of our financial strength, claims paying or debt ratings, and the impact that any such downgrade may have on our ability to write business or raise capital;

•	adequacy of our reserves for claim liabilities;

•	adverse property and casualty loss development for events we insured in prior years;

•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;

•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;

•	adequacy and collectibility of reinsurance that we have purchased;

•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance policies and reinsurance contracts;

•	reliance on key management;

•	uncertainties related to possible terrorist activities or international hostilities; and

•	other factors disclosed from time to time in our most recent Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

Investors should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)	June 30, 2003	December 31, 2002

Assets:
Investments and cash:
Fixed maturities available for sale	$1,741,879	$1,529,924
Short-term investments	282,366	298,686
Short-term investments, loaned securities collateral	185,566	-
Cash	12,556	43,853

Total investments and cash	2,222,367	1,872,463

Accrued investment income	19,357	18,600
Premiums receivable	394,065	363,675
Reinsurance receivables	1,307,506	1,295,083
Deferred income taxes	70,928	94,074
Deferred acquisition costs	108,740	89,222
Funds held by reinsureds	165,533	157,479
Other assets	249,110	215,198

Total assets	$4,537,606	$4,105,794

Liabilities:
Unpaid losses and loss adjustment expenses	$2,430,276	$2,449,890
Unearned premiums	499,960	405,379
Debt	176,250	151,250
Accounts payable, accrued expenses
and other liabilities	301,049	253,175
Funds held under reinsurance treaties	311,081	249,670
Dividends to policyholders	15,669	14,998
Payable under securities loan agreements	185,574	42

Total liabilities	3,919,859	3,524,404

Shareholders' Equity:
Class A Common stock	171,090	171,090
Additional paid-in capital	109,331	109,331
Retained earnings	335,304	319,014
Accumulated other comprehensive income	54,621	34,552
Notes receivable from officers	(64)	(62)
Treasury stock, at cost	(52,535)	(52,535)

Total shareholders' equity	617,747	581,390

Total liabilities and shareholders' equity	$4,537,606	$4,105,794

Shareholders' equity per share	$19.72	$18.56

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,
(Dollars in thousands, except per share data)	2003	2002

Gross premiums written	$361,899	$393,129

Net premiums written	$290,656	$302,503

Revenues:
Net premiums earned	$285,622	$274,800
Net investment income	17,780	23,200
Net realized investment gains (losses)	4,451	(17,552)
Other revenues	4,766	3,691

Total revenues	312,619	284,139

Expenses:
Losses and loss adjustment expenses	193,074	206,009
Acquisition expenses	72,215	64,318
Operating expenses	24,222	56,387
Dividends to policyholders	2,054	2,403
Interest expense	2,225	572

Total losses and expenses	293,790	329,689

Pre-tax income (loss)	18,829	(45,550)

Income tax expense (benefit):
Current	221	-
Deferred	6,441	(15,801)

Total income tax expense (benefit)	6,662	(15,801)

Net income (loss)	$12,167	$(29,749)

Net income (loss) per share:
Basic	$0.39	$(0.95)

Diluted	$0.39	$(0.95)

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Six months ended June 30,
(Dollars in thousands, except per share data)	2003	2002

Gross premiums written	$781,593	$780,937

Net premiums written	$641,514	$591,144

Revenues:
Net premiums earned	$559,692	$474,474
Net investment income	35,425	45,786
Net realized investment gains (losses)	8,806	(16,160)
Other revenues	11,766	7,414

Total revenues	615,689	511,514

Expenses:
Losses and loss adjustment expenses	395,659	392,227
Acquisition expenses	128,435	105,812
Operating expenses	48,094	78,504
Dividends to policyholders	4,090	6,007
Interest expense	3,983	1,099

Total losses and expenses	580,261	583,649

Pre-tax income (loss)	35,428	(72,135)

Income tax expense (benefit):
Current	221	-
Deferred	12,338	(25,139)

Total income tax expense (benefit)	12,559	(25,139)

Net income (loss)	$22,869	$(46,996)

Net income (loss) per share:
Basic	$0.73	$(1.50)

Diluted	$0.73	$(1.50)

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Three months ended June 30,
(Dollars in thousands)	2003	2002

Net premiums written:
PMA Re	$172,464	$208,982
The PMA Insurance Group	119,440	83,647
Run-off Operations	(1,124)	10,089
Corporate and Other	(124)	(215)

Consolidated	$290,656	$302,503

Revenues:
Net premiums earned:
PMA Re	$151,004	$168,991
The PMA Insurance Group	134,350	100,689
Run-off Operations	392	5,335
Corporate and Other	(124)	(215)

Consolidated net premiums earned	285,622	274,800
Net investment income	17,780	23,200
Realized gains (losses)	4,451	(17,552)
Other revenues	4,766	3,691

Consolidated revenues	$312,619	$284,139

Components of net income (loss):
Pre-tax operating income (loss) (1):
PMA Re	$13,107	$13,769
The PMA Insurance Group	6,838	6,387
Run-off Operations	(3)	(44,407)
Corporate and Other	(5,564)	(3,747)
Realized gains (losses)	4,451	(17,552)

Pre-tax income (loss)	18,829	(45,550)
Income tax expense (benefit)	6,662	(15,801)

Net income (loss)	$12,167	$(29,749)

Weighted average common shares outstanding:
Basic	31,328,922	31,279,419
Diluted	31,331,197	31,279,419

(1)

 Operating income (loss), which is GAAP net income (loss) excluding net realized investments gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses. As a result, we report operating income by segment in our segment footnote disclosures as required by SFAS No. 131 “Disclosure About Segments of an Enterprise and Related Information.”We use operating income (loss) as the measure of financial performance because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Six months ended June 30,
(Dollars in thousands)	2003	2002

Net premiums written:
PMA Re	$331,043	$299,307
The PMA Insurance Group	313,679	260,100
Run-off Operations	(2,828)	32,170
Corporate and Other	(380)	(433)

Consolidated	$641,514	$591,144

Revenues:
Net premiums earned:
PMA Re	$302,243	$251,032
The PMA Insurance Group	250,591	206,340
Run-off Operations	7,238	17,535
Corporate and Other	(380)	(433)

Consolidated net premiums earned	559,692	474,474
Net investment income	35,425	45,786
Realized gains (losses)	8,806	(16,160)
Other revenues	11,766	7,414

Consolidated revenues	$615,689	$511,514

Components of net income (loss):
Pre-tax operating income (loss) (1):
PMA Re	$21,684	$26,706
The PMA Insurance Group	15,178	12,794
Run-off Operations	(2)	(87,495)
Corporate and Other	(10,238)	(7,980)
Realized gains (losses)	8,806	(16,160)

Pre-tax income (loss)	35,428	(72,135)
Income tax expense (benefit)	12,559	(25,139)

Net income (loss)	$22,869	$(46,996)

Weighted average common shares outstanding:
Basic	31,328,922	31,240,098
Diluted	31,340,482	31,240,098

(1)

 Operating income (loss), which is GAAP net income (loss) excluding net realized investments gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses. As a result, we report operating income by segment in our segment footnote disclosures as required by SFAS No. 131 “Disclosure About Segments of an Enterprise and Related Information.”We use operating income (loss) as the measure of financial performance because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
Consolidating Statements of Operations
For the Three Months Ended June 30, 2003
(Unaudited)

(Dollars in thousands)	PMA Re	PMA Insurance Group	Corp & Other	Run-off Operations	Consolidated

Gross premiums written	$227,860	$133,968	$(124)	$195	$361,899

Net premiums written	$172,464	$119,440	$(124)	$(1,124)	$290,656

Revenues:
Net premiums earned	$151,004	$134,350	$(124)	$392	$285,622
Net investment income	8,611	8,203	438	528	17,780
Other revenues	-	4,577	189	-	4,766

Total operating revenues	159,615	147,130	503	920	308,168

Expenses:
Losses and LAE	93,280	99,201	-	593	193,074
Acquisition expenses	49,329	22,824	-	62	72,215
Operating expenses	3,899	16,213	3,842	268	24,222
Dividends to policyholders	-	2,054	-	-	2,054
Interest expense	-	-	2,225	-	2,225

Total losses and expenses	146,508	140,292	6,067	923	293,790

Pre-tax operating income (loss)	13,107	6,838	(5,564)	(3)	14,378

Net realized investment gains					4,451

Pre-tax income					18,829
Tax expense					6,662

Net income					$12,167

	PMA Re	PMA Insurance Group (1)	Ongoing Insurance Operations

Ratios - GAAP basis:
Loss and LAE ratio	61.8%	73.8%	67.5%

Expense ratio:
Acquisition expenses	32.7%	17.0%	25.3%
Operating expenses	2.5%	9.6%	5.9%

Total expense ratio	35.2%	26.6%	31.2%

Policyholders' dividend ratio	NA	1.5%	0.7%

Combined ratio	97.0%	101.9%	99.4%

Net investment income ratio	-5.7%	-6.1%	-5.9%

Operating ratio	91.3%	95.8%	93.5%

Note: See Note (1) on page 12 for a discussion of our use of operating income as the financial performance measure.

(1)

The operating expense ratio and the combined ratio are computed based on $12.9 million of  insurance-related operating expenses. Also included in operating expenses are $3.3 million of direct expenses related to our non-insurance business whose service fee revenues are reported as other revenues and are not included in earned premiums.

PMA Capital Corporation
Consolidating Statements of Operations
For the Three Months Ended June 30, 2002
(Unaudited)

(Dollars in thousands)	PMA Re	PMA Insurance Group	Corp & Other	Run-off Operations	Consolidated

Gross premiums written	$252,781	$97,451	$(215)	$43,112	$393,129

Net premiums written	$208,982	$83,647	$(215)	$10,089	$302,503

Revenues:
Net premiums earned	$168,991	$100,689	$(215)	$5,335	$274,800
Net investment income	14,142	9,193	(374)	239	23,200
Other revenues	-	3,309	382	-	3,691

Total operating revenues	183,133	113,191	(207)	5,574	301,691

Expenses:
Losses and LAE	121,432	74,447	-	10,130	206,009
Acquisition expenses	43,557	17,567	-	3,194	64,318
Operating expenses	4,375	12,387	2,968	36,657	56,387
Dividends to policyholders	-	2,403	-	-	2,403
Interest expense	-	-	572	-	572

Total losses and expenses	169,364	106,804	3,540	49,981	329,689

Pre-tax operating income (loss)	13,769	6,387	(3,747)	(44,407)	(27,998)

Net realized investment losses					(17,552)

Pre-tax loss					(45,550)
Tax benefit					(15,801)

Net loss					$(29,749)

	PMA Re	PMA Insurance Group (1)	Ongoing Insurance Operations

Ratios - GAAP basis:
Loss and LAE ratio	71.9%	73.9%	72.6%

Expense ratio:
Acquisition expenses	25.8%	17.4%	22.7%
Operating expenses	2.6%	9.4%	5.1%

Total expense ratio	28.4%	26.8%	27.8%

Policyholders' dividend ratio	NA	2.4%	0.9%

Combined ratio	100.3%	103.1%	101.3%

Net investment income ratio	-8.4%	-9.1%	-8.7%

Operating ratio	91.9%	94.0%	92.6%

Note: See Note (1) on page 12 for a discussion of our use of operating income as the financial performance measure.

(1)

The operating expense ratio and the combined ratio are computed based on $9.5 million of  insurance-related operating expenses. Also included in operating expenses are $2.9 million of direct expenses related to our non-insurance business whose service fee revenues are reported as other revenues and are not included in earned premiums.

PMA Capital Corporation
Consolidating Statements of Operations
For the Six Months Ended June 30, 2003
(Unaudited)

(Dollars in thousands)	PMA Re	PMA Insurance Group	Corp & Other	Run-off Operations	Consolidated

Gross premiums written	$433,979	$347,689	$(380)	$305	$781,593

Net premiums written	$331,043	$313,679	$(380)	$(2,828)	$641,514

Revenues:
Net premiums earned	$302,243	$250,591	$(380)	$7,238	$559,692
Net investment income	17,042	16,474	1,020	889	35,425
Other revenues	-	9,008	258	2,500	11,766

Total operating revenues	319,285	276,073	898	10,627	606,883

Expenses:
Losses and LAE	205,955	183,236	-	6,468	395,659
Acquisition expenses	85,102	42,406	-	927	128,435
Operating expenses	6,544	31,163	7,153	3,234	48,094
Dividends to policyholders	-	4,090	-	-	4,090
Interest expense	-	-	3,983	-	3,983

Total losses and expenses	297,601	260,895	11,136	10,629	580,261

Pre-tax operating income (loss)	21,684	15,178	(10,238)	(2)	26,622

Net realized investment gains					8,806

Pre-tax income					35,428
Tax expense					12,559

Net income					$22,869

	PMA Re	PMA Insurance Group (1)	Ongoing Insurance Operations

Ratios - GAAP basis:
Loss and LAE ratio	68.1%	73.1%	70.4%

Expense ratio:
Acquisition expenses	28.2%	16.9%	23.1%
Operating expenses	2.2%	10.0%	5.7%

Total expense ratio	30.4%	26.9%	28.8%

Policyholders' dividend ratio	NA	1.6%	0.7%

Combined ratio	98.5%	101.6%	99.9%

Net investment income ratio	-5.6%	-6.6%	-6.1%

Operating ratio	92.9%	95.0%	93.8%

Note: See Note (1) on page 12 for a discussion of our use of operating income as the financial performance measure.

(1)

The operating expense ratio and the combined ratio are computed based on $25.0 million of insurance-related  operating expenses. Also included in operating expenses are $6.2 million of direct expenses related to our non-insurance business whose service fee revenues are reported as other revenues and are not included in earned premiums.

PMA Capital Corporation
Consolidating Statements of Operations
For the Six Months Ended June 30, 2002
(Unaudited)

(Dollars in thousands)	PMA Re	PMA Insurance Group	Corp & Other	Run-off Operations	Consolidated

Gross premiums written	$388,474	$292,936	$(433)	$99,960	$780,937

Net premiums written	$299,307	$260,100	$(433)	$32,170	$591,144

Revenues:
Net premiums earned	$251,032	$206,340	$(433)	$17,535	$474,474
Net investment income	27,909	18,031	(616)	462	45,786
Other revenues	-	6,898	516	-	7,414

Total operating revenues	278,941	231,269	(533)	17,997	527,674

Expenses:
Losses and LAE	178,856	152,428	-	60,943	392,227
Acquisition expenses	64,458	36,082	-	5,272	105,812
Operating expenses	8,921	23,958	6,348	39,277	78,504
Dividends to policyholders	-	6,007	-	-	6,007
Interest expense	-	-	1,099	-	1,099

Total losses and expenses	252,235	218,475	7,447	105,492	583,649

Pre-tax operating income (loss)	26,706	12,794	(7,980)	(87,495)	(55,975)

Net realized investment losses					(16,160)

Pre-tax loss					(72,135)
Tax benefit					(25,139)

Net loss					$(46,996)

	PMA Re	PMA Insurance Group (1)	Ongoing Insurance Operations

Ratios - GAAP basis:
Loss and LAE ratio	71.2%	73.9%	72.5%

Expense ratio:
Acquisition expenses	25.7%	17.5%	22.0%
Operating expenses	3.5%	9.1%	6.1%

Total expense ratio	29.2%	26.6%	28.1%

Policyholders' dividend ratio	NA	2.9%	1.3%

Combined ratio	100.4%	103.4%	101.9%

Net investment income ratio	-11.1%	-8.7%	-10.0%

Operating ratio	89.3%	94.7%	91.9%

Note: See Note (1) on page 12 for a discussion of our use of operating income as the financial performance measure.

(1)

The operating expense ratio and the combined ratio are computed based on $18.8 million of insurance-related  operating expenses. Also included in operating expenses are $5.2 million of direct expenses related to our non-insurance business whose service fee revenues are reported as other revenues and are not included in earned premiums.